Exhibit 99.1
BANKUNITED, INC. REPORTS FIRST QUARTER 2025 RESULTS

Miami Lakes, Fla. — April 28, 2025 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended March 31, 2025.
"We're happy to start the year on a strong note, and remain fairly optimistic about our prospects for the year in spite of the uncertainty in the macro-environment" said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended March 31, 2025, the Company reported net income of $58.5 million, or $0.78 per diluted share, compared to $69.3 million, or $0.91 per diluted share, for the immediately preceding quarter ended December 31, 2024 and $48.0 million, or $0.64 per diluted share, for the quarter ended March 31, 2024.
Quarterly Highlights
•The Company's funding profile continued to improve this quarter. Non-interest bearing demand deposits ("NIDDA") grew by $453 million, or 5.9%, for the quarter ended March 31, 2025, to 29% of total deposits, up from 27% at December 31, 2024. NIDDA grew by $830 million compared to March 31, 2024, one year ago.
•Non-brokered deposits grew by $719 million, or 3.2%, for the quarter ended March 31, 2025 while total deposits grew by $192 million.
•Wholesale funding, including FHLB advances and brokered deposits, declined by $1.1 billion for the quarter ended March 31, 2025.
•Total loans declined by $308 million for the quarter ended March 31, 2025. The core CRE and C&I segments declined by $106 million. Commercial loan growth is typically seasonally lower in the first quarter, and continued to be impacted by a high level of payoffs. Consistent with our balance sheet strategy, the residential, franchise, equipment and municipal finance portfolios declined by a combined $196 million.
•The loan to deposit ratio declined to 85.5% at March 31, 2025, from 87.2% at December 31, 2024.
•The net interest margin, calculated on a tax-equivalent basis, was 2.81% for the quarter ended March 31, 2025 compared to 2.84% for the immediately preceding quarter, reflecting the impact of declining rates on a modestly asset sensitive balance sheet and the expiration of certain cash flow hedges. Net interest income declined by $6.1 million compared to the prior quarter.
•The average cost of total deposits declined by 0.14% to 2.58% for the quarter ended March 31, 2025 from 2.72% for the immediately preceding quarter ended December 31, 2024. The spot APY of total deposits declined to 2.52% at March 31, 2025 from 2.63% at December 31, 2024.
•The annualized net charge-off ratio for the quarter ended March 31, 2025 was 0.33%. The net charge-off ratio for the trailing twelve months was 0.24%. The NPA ratio was 0.76%, including 0.09% related to the guaranteed portion of non-accrual SBA loans at March 31, 2025 compared to 0.73% including 0.10% related to the guaranteed portion of non-accrual SBA loans at December 31, 2024.
•The ratio of the ACL to total loans was 0.92% at March 31, 2025, consistent with the prior quarter-end. The ratio of the ACL to non-performing loans was 84.58%. The ACL to loans ratio for commercial portfolio sub-segments including C&I, CRE, franchise finance and equipment finance was 1.34% at March 31, 2025 and the ACL to loans ratio for CRE office loans was 1.99%. The provision for credit losses was $15.1 million for the quarter ended March 31, 2025 compared to $11.0 million for the preceding quarter.
•Our commercial real estate exposure totaled 26% of loans and 173% of the Bank's total risk based capital at March 31, 2025. By comparison, based on call report data as of December 31, 2024 for banks with between $10 billion and $100 billion in assets, the median level of CRE to total loans was 34% and the median level of CRE to total risk based capital was 218%.

•At March 31, 2025, the weighted average LTV of the CRE portfolio was 54.9%, the weighted average DSCR was 1.78, 53% of the portfolio was collateralized by properties located in Florida and 25% was collateralized by properties located in the New York tri-state area. For the office sub-segment, the weighted average LTV was 64.5%, the weighted average DSCR was 1.58, 57% was collateralized by properties in Florida, substantially all of which was suburban, and 23% was collateralized by properties located in the New York tri-state area.
•Our capital position is robust. At March 31, 2025, CET1 was 12.2% at a consolidated level. Pro-forma CET1, including accumulated other comprehensive income, was 11.2% at March 31, 2025. The ratio of tangible common equity to tangible assets increased to 8.11% at March 31, 2025.
•Book value and tangible book value per common share continued to accrete, to $38.51 and $37.48, respectively, at March 31, 2025, compared to $37.65 and $36.61, respectively, at December 31, 2024, and $35.31 and $34.27, respectively, at March 31, 2024.
•The Company announced an increase of $0.02 per share in its common stock dividend for the quarter ended March 31, 2025, to $0.31 per common share, a 7% increase from the previous level of $0.29 per share.
Loans
Loan portfolio composition at the dates indicated follows (dollars in thousands):

	March 31, 2025		December 31, 2024
Core C&I and CRE sub-segments:
Non-owner occupied commercial real estate	$5,602,711	23.4%	$5,652,203	23.3%
Construction and land	603,385	2.5%	561,989	2.3%
Owner occupied commercial real estate	1,967,984	8.2%	1,941,004	8.0%
Commercial and industrial	6,916,996	28.8%	7,042,222	28.9%
	15,091,076	62.9%	15,197,418	62.5%
Franchise and equipment finance	165,095	0.7%	213,477	0.9%
Pinnacle - municipal finance	688,986	2.9%	720,661	3.0%
Mortgage warehouse lending ("MWL")	580,248	2.4%	585,610	2.4%
Residential	7,464,494	31.1%	7,580,814	31.2%
	$23,989,899	100.0%	$24,297,980	100.0%
For the quarter ended March 31, 2025, total loans declined by $308 million.The core C&I and CRE sub-segments declined by $106 million; while production was in line with expectations, seasonality and a continued high level of unscheduled payoffs and strategic exits contributed to the decline. Consistent with our balance sheet strategy, residential loans declined by $116 million, and the franchise, equipment, and municipal finance portfolios declined by an aggregate $80 million.

Asset Quality and the ACL
The following table presents information about the ACL at the dates indicated as well as net charge-off rates for the periods ended March 31, 2025 and December 31, 2024 (dollars in thousands):

	ACL	ACL to Total Loans	Commercial ACL to Commercial Loans(2)	ACL to Non-Performing Loans	Net Charge-offs to Average Loans (1)
December 31, 2024	$223,153	0.92%	1.37%	89.01%	0.16%
March 31, 2025	$219,747	0.92%	1.34%	84.58%	0.33%

(1)    Annualized for the three months ended March 31, 2025; ratio for December 31, 2024 represents annual net charge-off rate.
(2)    For purposes of this ratio, commercial loans includes the core C&I and CRE sub-segments as presented in the table above as well as franchise and equipment finance. Due to their unique risk profiles, MWL and municipal finance are excluded from this ratio.
The ACL at March 31, 2025 represents management's estimate of lifetime expected credit losses given an assessment of historical data, current conditions, and a reasonable and supportable economic forecast as of the balance sheet date. For the quarter ended March 31, 2025, the provision for credit losses, including both funded and unfunded loan commitments, was $15.1 million, compared to $11.0 million for the immediately preceding quarter ended December 31, 2024 and $15.3 million for the quarter ended March 31, 2024. The most significant factor leading to the decrease in ACL for the quarter was net charge offs, the impact of which was partially offset by increases in specific reserves, risk rating migration and an increase in qualitative overlays, particularly related to economic uncertainty.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Beginning balance	$223,153	$228,249	$202,689
Provision	15,963	12,267	15,805
Net charge-offs	(19,369)	(17,363)	(938)
Ending balance	$219,747	$223,153	$217,556
Total criticized and classified commercial loans were essentially flat quarter-over-quarter, as shown in the following table (in thousands):

	March 31, 2025		December 31, 2024
	CRE	Total Commercial	CRE	Total Commercial
Special mention	$70,579	$193,206	$58,771	$262,387
Substandard - accruing	649,867	962,342	633,614	894,754
Substandard - non-accruing	92,648	227,567	95,378	219,758
Doubtful	—	2,026	—	6,856
Total	$813,094	$1,385,141	$787,763	$1,383,755
Non-performing loans totaled $259.8 million or 1.08% of total loans at March 31, 2025, compared to $250.7 million or 1.03% of total loans at December 31, 2024. Non-performing loans included $33.0 million and $34.3 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.14% of total loans at both March 31, 2025 and December 31, 2024.
Net Interest Income
Net interest income for the quarter ended March 31, 2025 was $233.1 million, compared to $239.3 million for the immediately preceding quarter ended December 31, 2024, and $214.9 million for the quarter ended March 31, 2024. Interest income decreased by $24.3 million for the quarter ended March 31, 2025 compared to the immediately preceding quarter, while interest expense decreased by $18.2 million. The quarter-over-quarter decline in interest income related to lower yields on interest earning assets as coupon rates on floating rate instruments reset down and to a lesser extent, the lower average balance of interest earning assets. The decline in interest expense related to both a lower average cost of funds and lower average balance of interest bearing liabilities.

The Company’s net interest margin, calculated on a tax-equivalent basis, decreased by 0.03% to 2.81% for the quarter ended March 31, 2025, from 2.84% for the immediately preceding quarter ended December 31, 2024. The decline in margin reflects the impact of a declining rate environment on a modestly asset sensitive balance sheet and expiration of certain cash flow hedges. Factors impacting the net interest margin for the quarter ended March 31, 2025 were:
•The average rate paid on interest bearing deposits declined to 3.54% for the quarter ended March 31, 2025, from 3.75% for the quarter ended December 31, 2024. This decline reflected continued initiatives taken to lower rates paid on deposits as short-term market rates declined, including the re-pricing of time deposits.
•The average rate paid on FHLB advances declined to 3.69% for the quarter ended March 31, 2025 from 3.82% for the quarter ended December 31, 2024, primarily due to repayment of higher rate short-term advances partially offset by expiration of cash flow hedges.
•The tax-equivalent yield on loans declined to 5.48% for the quarter ended March 31, 2025, from 5.60% for the quarter ended December 31, 2024. The primary driver of this decrease was coupon rate resets on variable rate loans.
•The tax-equivalent yield on investments declined to 5.07% for the quarter ended March 31, 2025, from 5.31% for the quarter ended December 31, 2024. This decrease resulted primarily from coupon rate resets on variable rate securities.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Monday, April 28, 2025 with Chairman, President and Chief Executive Officer Rajinder P. Singh, Chief Financial Officer Leslie N. Lunak and Chief Operating Officer Thomas M. Cornish.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at https://ir.bankunited.com. To participate by telephone, participants will receive dial-in information and a unique PIN number upon completion of registration at https://register-conf.media-server.com/register/BI6d362bb51b864c1bae498c18ea9aa2f9. For those unable to join the live event, an archived webcast will be available on the Investor Relations page at https://ir.bankunited.com approximately two hours following the live webcast.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $34.8 billion at March 31, 2025, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida that provides a full range of banking and related services to individual and corporate customers through banking centers located in the state of Florida, the New York metropolitan area and Dallas, Texas, and a comprehensive suite of wholesale products to customers through an Atlanta office focused on the Southeast region. BankUnited also offers certain commercial lending and deposit products through national platforms. For additional information, call (877) 779-2265 or visit www.BankUnited.com. BankUnited can be found on Facebook at facebook.com/BankUnited.official, LinkedIn @BankUnited and on X @BankUnited.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitation) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by external circumstances outside the Company's direct control, such as but not limited to adverse events or conditions impacting the financial services industry. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	March 31, 2025	December 31, 2024
ASSETS
Cash and due from banks:
Non-interest bearing	$12,727	$12,078
Interest bearing	431,018	479,038
Cash and cash equivalents	443,745	491,116
Investment securities	9,099,809	9,130,244
Non-marketable equity securities	181,359	206,297
Loans	23,989,899	24,297,980
Allowance for credit losses	(219,747)	(223,153)
Loans, net	23,770,152	24,074,827
Bank owned life insurance	293,886	284,570
Operating lease equipment, net	218,621	223,844
Goodwill	77,637	77,637
Other assets	746,788	753,207
Total assets	$34,831,997	$35,241,742

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$8,069,275	$7,616,182
Interest bearing	4,776,223	4,892,814
Savings and money market	10,788,919	11,055,418
Time	4,423,408	4,301,289
Total deposits	28,057,825	27,865,703
FHLB advances	2,405,000	2,930,000
Notes and other borrowings	709,091	708,553
Other liabilities	762,499	923,168
Total liabilities	31,934,415	32,427,424

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 75,242,048 and 74,748,370 shares issued and outstanding	752	747
Paid-in capital	301,321	301,672
Retained earnings	2,831,743	2,796,440
Accumulated other comprehensive loss	(236,234)	(284,541)
Total stockholders' equity	2,897,582	2,814,318
Total liabilities and stockholders' equity	$34,831,997	$35,241,742

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Interest income:
Loans	$321,384	$336,816	$347,257
Investment securities	113,869	121,872	124,179
Other	8,436	9,300	10,038
Total interest income	443,689	467,988	481,474
Interest expense:
Deposits	174,210	188,853	209,998
Borrowings	36,340	39,876	56,619
Total interest expense	210,550	228,729	266,617
Net interest income before provision for credit losses	233,139	239,259	214,857
Provision for credit losses	15,111	11,001	15,285
Net interest income after provision for credit losses	218,028	228,258	199,572
Non-interest income:
Deposit service charges and fees	5,235	4,988	5,313
Gain on investment securities, net	944	804	775
Lease financing	4,313	7,162	11,440
Other non-interest income	11,778	12,251	9,349
Total non-interest income	22,270	25,205	26,877
Non-interest expense:
Employee compensation and benefits	82,746	82,315	75,920
Occupancy and equipment	11,343	11,776	10,569
Deposit insurance expense	7,227	6,662	13,530
Technology	22,780	21,002	20,315
Depreciation of operating lease equipment	4,009	4,352	9,213
Other non-interest expense	32,121	34,365	29,693
Total non-interest expense	160,226	160,472	159,240
Income before income taxes	80,072	92,991	67,209
Provision for income taxes	21,596	23,689	19,229
Net income	$58,476	$69,302	$47,980
Earnings per common share, basic	$0.78	$0.92	$0.64
Earnings per common share, diluted	$0.78	$0.91	$0.64

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended March 31,			Three Months Ended December 31,			Three Months Ended March 31,
	2025			2024			2024
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,933,938	$324,113	5.48%	$24,152,602	$339,725	5.60%	$24,337,440	$350,441	5.78%
Investment securities (3)	9,104,228	114,590	5.07%	9,236,863	122,648	5.31%	8,952,453	125,025	5.59%
Other interest earning assets	788,547	8,436	4.33%	785,947	9,300	4.71%	763,460	10,038	5.29%
Total interest earning assets	33,826,713	447,139	5.34%	34,175,412	471,673	5.50%	34,053,353	485,504	5.72%
Allowance for credit losses	(228,158)			(235,211)			(206,747)
Non-interest earning assets	1,376,904			1,405,129			1,589,333
Total assets	$34,975,459			$35,345,330			$35,435,939
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$4,811,826	$39,893	3.36%	$5,045,860	$46,759	3.69%	$3,584,363	$33,507	3.76%
Savings and money market deposits	10,833,734	91,779	3.44%	10,462,295	93,912	3.57%	11,234,259	118,639	4.25%
Time deposits	4,326,750	42,538	3.99%	4,529,737	48,182	4.23%	5,231,178	57,852	4.45%
Total interest bearing deposits	19,972,310	174,210	3.54%	20,037,892	188,853	3.75%	20,049,800	209,998	4.21%
FHLB advances	2,991,389	27,206	3.69%	3,200,652	30,750	3.82%	4,570,220	47,496	4.18%
Notes and other borrowings	709,037	9,134	5.15%	708,689	9,126	5.15%	709,017	9,123	5.15%
Total interest bearing liabilities	23,672,736	210,550	3.61%	23,947,233	228,729	3.80%	25,329,037	266,617	4.23%
Non-interest bearing demand deposits	7,413,117			7,557,267			6,560,926
Other non-interest bearing liabilities	1,004,917			995,789			906,266
Total liabilities	32,090,770			32,500,289			32,796,229
Stockholders' equity	2,884,689			2,845,041			2,639,710
Total liabilities and stockholders' equity	$34,975,459			$35,345,330			$35,435,939
Net interest income		$236,589			$242,944			$218,887
Interest rate spread			1.73%			1.70%			1.49%
Net interest margin			2.81%			2.84%			2.57%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended
c	March 31, 2025	December 31, 2024	March 31, 2024
Basic earnings per common share:
Numerator:
Net income	$58,476	$69,302	$47,980
Distributed and undistributed earnings allocated to participating securities	(821)	(1,598)	(680)
Income allocated to common stockholders for basic earnings per common share	$57,655	$67,704	$47,300
Denominator:
Weighted average common shares outstanding	74,918,750	74,750,961	74,509,107
Less average unvested stock awards	(1,101,408)	(1,075,384)	(1,127,838)
Weighted average shares for basic earnings per common share	73,817,342	73,675,577	73,381,269
Basic earnings per common share	$0.78	$0.92	$0.64
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$57,655	$67,704	$47,300
Adjustment for earnings reallocated from participating securities	4	(198)	1
Income used in calculating diluted earnings per common share	$57,659	$67,506	$47,301
Denominator:
Weighted average shares for basic earnings per common share	73,817,342	73,675,577	73,381,269
Dilutive effect of certain share-based awards	562,488	616,913	255,824
Weighted average shares for diluted earnings per common share	74,379,830	74,292,490	73,637,093
Diluted earnings per common share	$0.78	$0.91	$0.64

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	At or for the Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Financial ratios (4)
Return on average assets	0.68%	0.78%	0.54%
Return on average stockholders’ equity	8.2%	9.7%	7.3%
Net interest margin (3)	2.81%	2.84%	2.57%
Loans to deposits	85.5%	87.2%	89.6%
Tangible book value per common share	$37.48	$36.61	$34.27

	March 31, 2025	December 31, 2024
Asset quality ratios
Non-performing loans to total loans (1)(5)	1.08%	1.03%
Non-performing assets to total assets (2)(5)	0.76%	0.73%
Allowance for credit losses to total loans	0.92%	0.92%
Allowance for credit losses to commercial loans (6)	1.34%	1.37%
Allowance for credit losses to non-performing loans (1)(5)	84.58%	89.01%
Net charge-offs to average loans(7)	0.33%	0.16%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4)    Annualized for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $33.0 million or 0.14% of total loans and 0.09% of total assets at March 31, 2025, and $34.3 million or 0.14% of total loans and 0.10% of total assets at December 31, 2024.
(6)    For purposes of this ratio, commercial loans includes the C&I and CRE sub-segments, as well as franchise and equipment finance. Due to their unique risk profiles, MWL and municipal finance are excluded from this ratio.
(7)    Annualized for the three months ended March 31, 2025; ratio for December 31, 2024 represents annual net charge-off rate.

	March 31, 2025		December 31, 2024		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.7%	9.5%	8.5%	9.7%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	12.2%	13.4%	12.0%	13.7%	6.5%
Total risk-based capital	14.3%	14.3%	14.1%	14.6%	10.0%
Tangible Common Equity/Tangible Assets	8.1%	N/A	7.8%	N/A	N/A

Non-GAAP Financial Measures
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	March 31, 2025	December 31, 2024	March 31, 2024
Total stockholders’ equity	$2,897,582	$2,814,318	$2,640,392
Less: goodwill and other intangible assets	77,637	77,637	77,637
Tangible stockholders’ equity	$2,819,945	$2,736,681	$2,562,755

Common shares issued and outstanding	75,242,048	74,748,370	74,772,706

Book value per common share	$38.51	$37.65	$35.31

Tangible book value per common share	$37.48	$36.61	$34.27